As filed with the Securities and Exchange Commission on June 4, 2010
Registration Nos. 333-59714 and 333-120883

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENTS NO. 1
TO
FORM S-8
REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933
T. ROWE PRICE GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)
T. ROWE PRICE GROUP, INC. 2001 STOCK INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)
James A.C. Kennedy	(Copy to:)
Chief Executive Officer and President	R.W. Smith, Jr., Esquire
T. Rowe Price Group, Inc.	DLA Piper LLP (US)
100 East Pratt Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209-3600
(410) 345-2000	(410) 580-3000
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTES
     The Registrant is filing these Post-Effective Amendments No. 1 to the Registration Statement on Form S-8 filed on April 27, 2001 (file no. 333-59714) and on December 1, 2004 (file no. 333-120883) to remove from those registration statements certain shares of the Registrant’s Common Stock, par value $.20 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”).
     The 2001 Plan was frozen effective as of April 8, 2004. On and after that date, shares that otherwise would have been restored to the 2001 Plan due to awards having been forfeited, expired or canceled without the delivery of shares, awards having resulted in the forfeiture of shares back to the Registrant, or shares having been tendered to or withheld by the Registrant to satisfy the exercise price and/or tax withholding obligations in connection with awards ceased to be available for future awards under the 2001 Plan, but were rolled into and became available for issuance under the Registrant’s 2004 Stock Incentive Plan (the “2004 Plan”). Since October 31, 2004 to the date of this filing, awards with respect to 7,280,383 shares under the 2001 Plan were forfeited, expired, canceled or settled in cash without delivery of shares of Common Stock, tendered or withheld to satisfy the exercise price and/or tax withholding obligations in connection with awards, or forfeited back to the Registrant after delivery because of the failure to meet an award contingency or condition under the terms of the 2001 Plan (the “Carried Forward Shares”).
     Contemporaneously with the filing of these Post-Effective Amendments No. 1, the Registrant is filing a Registration Statement on Form S-8 to register the Carried Forward Shares for offer or sale pursuant to the 2004 Plan. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, these Post-Effective Amendments No. 1 are hereby filed to reallocate the Carried Forward Shares from the 2001 Plan to the 2004 Plan.
     These Post-Effective Amendments to the Registration Statements shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933.
EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

24.1	Powers of Attorney (filed herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 4 day of June, 2010.

T. ROWE PRICE GROUP, INC.
By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President and Chief Financial Officer
     No other person is required to sign these Post-Effective Amendments No. 1 in reliance upon Rule 478 of the Securities Act of 1933, as amended.